Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

To the Management of

Akzo Nobel Catalysts Business

and the Board of Directors of

Albemarle Corporation

We consent to the incorporation by reference in the Registration Statements (Nos. 33-75622, 33-78537, 333-83237 and 333-108805) on Form S-8 of Albemarle Corporation of our report dated October 13, 2004, with respect to the combined balance sheets of Akzo Nobel Catalysts as at December 31, 2003 and 2002, and the related combined statements of income and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the Form 8-K/A of Albemarle Corporation dated October 13, 2004.

Arnhem, the Netherlands

October 13, 2004

KPMG Accountants N.V.

Ref.: M. J. de Vries